Exhibit 23.1

Consent of independent registered public accounting firm

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of Audience, Inc. of our report dated February 22, 2012, except for the effects of the reverse stock split and subsequent events described in Note 13 and Note 14, respectively, as to which the date is April 25, 2012 relating to the financial statements of Audience, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 25, 2012